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                                                                   EXHIBIT 10.16


                                                                       CONFORMED

                           SECOND AMENDED AND RESTATED
                      MARKETING AND DISTRIBUTION AGREEMENT

         THIS SECOND AMENDED AND RESTATED MARKETING AND DISTRIBUTION AGREEMENT (this "Agreement") dated as of March 8, 2001, by and between SAFETY-KLEEN SYSTEMS, INC., a subsidiary of Safety-Kleen Corp., a Wisconsin corporation with offices located at 1301 Gervais Street, Columbia, South Carolina 29201 ("Safety-Kleen"), and SYSTEMONE TECHNOLOGIES INC. ("SystemOne"), a Florida corporation, with offices located at 8305 N.W. 27th Street, Suite 107, Miami, Florida 33122.

         WHEREAS, SystemOne and Safety-Kleen entered into an Amended and Restated Marketing and Distribution Agreement dated as of December 14, 2000 (the "Prior Agreement") and each of them desires to amend and restate the Prior Agreement in its entirety as set forth herein;

         WHEREAS, SystemOne possesses all rights to market and/or manufacture various proprietary models of parts washer and industrial washer equipment, and marketed under the trademark SystemOne(R); and

         WHEREAS, Safety-Kleen desires to purchase and distribute certain models of parts washing equipment as more particularly defined below as the "Equipment" in accordance with the terms of this Agreement, and SystemOne desires to sell the Equipment to Safety-Kleen for such sales and distribution; and

         WHEREAS, both parties desire that the Equipment be marketed and distributed by Safety-Kleen upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, agreements and conditions hereinafter set forth and the mutual benefits to be derived therefrom, the sufficiency and adequacy of which are hereby acknowledged, Safety-Kleen and SystemOne hereby amend and restate the Prior Agreement to read in its entirety and agree as follows:

         1.       APPOINTMENT AS DISTRIBUTOR

                  1.1 "Equipment" means the parts washing machines set forth on
Schedule 1 hereto as such Schedule may be amended from time to time upon the mutual written agreement of the parties hereto.

                  1.2 SystemOne hereby appoints Safety-Kleen as the exclusive marketer, distributor of, and service provider for, the Equipment within the United States, Canada, Mexico and Puerto Rico (the "Territory") and Safety-Kleen



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hereby accepts such appointment. SystemOne retains the right to sell, lease, rent and service the Equipment directly, and through other distributors or agents, in its sole discretion, without restriction, outside the Territory.

                  1.3 Safety-Kleen hereby acknowledges and agrees that Safety-Kleen may not sell, lease or rent any Equipment outside the Territory, or to any Person it has reasonable grounds to believe will export the Equipment or utilize it outside the Territory. SystemOne hereby acknowledges and agrees that SystemOne may not sell, lease or rent any Equipment inside the Territory, or to any Person it has reasonable grounds to believe will import the Equipment or utilize it inside the Territory.

                  1.4 Safety-Kleen hereby undertakes and agrees with SystemOne that it will use its reasonable best efforts to develop the market for and distribute the Equipment, such efforts to be reasonably equivalent to those used by it in relation to similar goods or services offered by Safety-Kleen in the Territory. Safety-Kleen will to the fullest extent reasonably practicable consult with SystemOne with respect to Safety-Kleen's marketing plans for the Equipment, including, without limitation, with respect to marketing materials such as product literature, marketing programs, paint schemes, labels, packaging and related materials; provided, however, that such marketing plans shall not be subject to SystemOne's approval.

                  1.5 Except to the extent set forth in Section 7.5 hereof, Safety-Kleen shall assume the sole responsibility for all dealings between it and its customers or prospective customers, including all credit risks and risks regarding collection of receivables with respect to the Equipment sold, leased or rented by it to third parties.

                  1.6 In the event that SystemOne develops any industrial and commercial washing equipment consistent with equipment currently offered for sale, lease or rent by Safety-Kleen (a "New Model"), SystemOne shall not, directly or through other distributors or agents, market, sell, lease or rent such New Model in the Territory unless it complies with the following procedures:

                  (a) SystemOne shall give written notice to Safety-Kleen of the availability for commercial sale, lease or rent of such New Model (a "New Model Notice") including a summary of the features of such New Model and specifying the price, minimum purchase amounts, warranty coverage and other material terms upon which SystemOne is prepared to include such New Model as Equipment hereunder.

                  (b) Upon receipt of a New Model Notice, Safety-Kleen shall have a 30 day right of first refusal for such new model to be exercised by delivery to SystemOne of a written notice accepting the terms set forth in such New Model Notice (an "Acceptance Notice"). In the event that the Acceptance Notice shall not have been received by SystemOne on or prior to such 30th day, SystemOne shall be free to market, distribute, sell, lease and rent such New Model directly or through other unaffiliated distributors or agents; provided, however, that any such other distributors or agents shall not be offered terms with respect to the New Model that are more favorable from a financial point of view to such distributors or agents than the terms described in the New Model Notice unless SystemOne shall have given Safety-Kleen written notice of such more favorable terms (a "Second Notice") and SystemOne shall not have received from Safety-Kleen an Acceptance Notice with respect to such more favorable terms with 10 days after receipt by Safety-Kleen of the Second Notice.



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         2.       MINIMUM PURCHASE COMMITMENT

                  2.1 During each Contract Year (as defined below), Safety-Kleen shall purchase from SystemOne and SystemOne shall sell to Safety-Kleen not less than the number of Series 500 Equivalent Units set forth opposite such Contract Year as follows (the "Minimum Purchase Commitment"):

            Contract Year            Minimum Purchase Commitment
            -------------            ---------------------------
                   1              10,000 Series 500 Equivalent Units
                   2              10,000 Series 500 Equivalent Units
                   3              12,500 Series 500 Equivalent Units
                   4              15,000 Series 500 Equivalent Units
                   5              18,000 Series 500 Equivalent Units

                  2.2 The Minimum Purchase Commitment for Contract Year 1 shall be inclusive of SystemOne's inventory ("Inventory") as of the Effective Date (as defined below) of Equipment, including Demo Units (as defined below). In addition, at SystemOne's option, exercisable in whole or in part by written notice given within 30 days after the Effective Date (as defined below), Safety-Kleen shall purchase up to all units of Equipment currently rented by SystemOne and set forth on Schedule 3 attached hereto (the "Rental Units") at the respective prices set forth under "Book Bal" on such Schedule 3 less $500.00 per Series 500 Equivalent Unit and SystemOne shall assign and delegate and Safety-Kleen shall receive and assume all benefits and obligations arising under the rental agreements related to such Rental Units.

                  2.3 "Contract Year" means the period (x) beginning on the last to occur of the Effective Date and the immediately preceding anniversary of the Effective Date and (y) ending on day immediately preceding the next succeeding anniversary of the Effective Date.

                  2.4 "Series 500 Equivalent Units" means with respect to a Series 500 Unit, one unit, and with respect to a non-Series 500 unit, the number of units of such model, carried out to three decimal places (with the third decimal place rounded up if the fourth decimal place is 5 or more and down if the fourth decimal place is less than 5), equal to the quotient of the Standard Price (as hereinafter defined) of the non-Series 500 Unit divided by the Standard Price of a Series 500 unit. For Contract Year 1, the Series 500 Equivalent Unit value of the Equipment is set forth on Schedule 1 attached hereto. By way of example, if during Contract Year 1 Safety-Kleen orders 5,000 units of Equipment each having a Series 500 Equivalent Unit value of 2, it would satisfy its Minimum Purchase Requirement for such Contract Year.

                  2.5 "Demo Unit" shall mean a unit that (i) has been returned from a trial at a customer location or (ii) a unit that has been remanufactured; provided, however, that Safety-Kleen may return for refund any Demo Unit which at the time of delivery to Safety-Kleen is not marketable as new.


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         3.       PURCHASES:  PRICES, AND TERMS OF PURCHASES

                  3.1 The purchase price payable for each unit of Equipment shall consist of the "Standard Price" for such unit plus the "Deferred Price" for such unit (as such terms are defined below). The "Standard Price" payable for Equipment purchased hereunder shall for Contract Year 1 be as set forth on
Schedule 1 attached hereto and thereafter be determined in accordance with
Schedule 2 attached hereto.

                  3.2 Safety-Kleen shall pay to SystemOne the Deferred Price in respect of each unit of Equipment (other than Rental Units) sold hereunder in 36 equal monthly payments commencing (i) for units of Equipment sold hereunder during Contract Year 1, on the 90th day and (ii) for units of Equipment sold hereunder thereafter, on the 60th day, after shipment to Safety-Kleen (the "Deferred Price"). The monthly payment for each type of Equipment is set forth on Schedule 1A attached hereto. The Deferred Price for each calendar quarter shall be invoiced by SystemOne on the 3rd day and paid on or before the 20th day immediately following the last day of each calendar quarter. Safety-Kleen's obligation to pay the Deferred Price shall survive any termination of this Agreement. Partial months shall be pro rated based on a 30 day month.

                  3.3 Safety-Kleen shall purchase not less than 1/12 of each Contract Year's Minimum Purchase Commitment per month (it being understood that Inventory purchased hereunder shall be credited toward the number of months of purchase requirements equal to the number of Series 500 Equivalent Units in Inventory purchased by Safety-Kleen divided by 833.33) provided that units shall be ordered by a written order (an "Order") setting forth the particular models and volumes of the Equipment to be delivered and the required delivery dates therefor (such delivery dates to be not less than 90 days after an Order is submitted to SystemOne (other than Orders with respect to the first 90 days following the Effective Date, it being understood that Safety-Kleen shall submit such Orders as promptly as practicable so as to permit SystemOne adequate time to produce Equipment therefor)). Upon the acceptance of an Order by SystemOne such Order shall be deemed a binding obligation of the parties subject to the benefits and rights of the parties hereunder. Each month during a Contract Year, Safety-Kleen shall provide SystemOne with a 90-day forecast of Safety-Kleen's purchases of Equipment, it being understood that no such forecast shall constitute an Order. All equipment will be sold F.O.B. SystemOne's manufacturing facility or service center facility (in the case of Inventory and Demo Units). SystemOne shall submit invoices to Safety-Kleen twice monthly on the 15th and 30th day of each month with respect to units delivered prior to the date of such invoice and such invoices shall be payable within 30 days of the date thereof by check or, at Safety-Kleen's election, wire transfer; provided, however, that notwithstanding the fact that the Effective Date shall not yet have occurred, Inventory shall be invoiced on the date of the Bankruptcy Court hearing at which this Agreement is approved (currently expected to be December 15, 2000), such invoice to be paid on the later of (x) the Effective Date and (y) the 30th day after the date of such invoice, it being understood that SystemOne shall not be required to make the Inventory available for shipment to Safety-Kleen until available funds from such payment have been received by SystemOne; provided, however, that in the event the Effective Date does not occur, Safety-Kleen shall not be required to pay such invoice.


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                  3.4 SystemOne shall notify Safety-Kleen by fax when an Order is available for pickup at SystemOne's facility or service center facility, as the case may be (an "Availability Notice").

                  3.5 Upon receipt of an Availability Notice, Safety-Kleen shall arrange for shipping and/or transportation of the Equipment from SystemOne's manufacturing facility or service center facility, as the case may be, and pay all shipping, insurance and related costs. Risk of loss and title to the Equipment shall pass to Safety-Kleen upon pickup of the Equipment by, or on behalf of, or for the account of, Safety-Kleen at SystemOne's manufacturing or service center facility. SystemOne shall provide all access reasonably necessary to permit Saftey-Kleen or its carrier to take delivery of the Equipment specified in each Availability Notice.

                  3.6 Safety-Kleen shall pick up or cause the pick up of the Equipment that is the subject of an Availability Notice within five (5) business days of receipt of the Availability Notice provided that it has been given access to the Equipment as set forth in Section 3.5 above.

                  3.7 All units of Equipment made available for pickup or shipped to Safety-Kleen shall be new Equipment and contain not more than residual amounts of cleaning solvent remaining from SystemOne's quality control testing procedures (other than Demo Units).

         4.       TERM/TERMINATION

         4.1 Provided that the conditions precedent set forth in Sections 15 and 17 have been fulfilled, this Agreement shall take effect on the date that United States Bankruptcy Court administering Bankruptcy Case No. 00-2303 (the "Bankruptcy Court") shall have entered an order (the "Court Order") pursuant to Sections 363(b) and (m) of the United States Bankruptcy Code, authorizing Safety-Kleen to enter into this Agreement and to perform all transactions contemplated by this Agreement, which Court Order shall (i) have become final and non-appealable and as to which there is no action or proceeding by or before any court (including but not limited to appeals or motions for rehearing or reconsideration) or other governmental body or agency which seeks to restrain, prohibit or invalidate the transactions contemplated by this Agreement, or which materially and adversely affects the obligation of Safety-Kleen to perform all of its obligations under this Agreement, (ii) provide that the stay imposed by Federal Rule of Bankruptcy Procedure 6004(g) is not in effect and does not apply to the Court Order, (iii) include a finding of "good faith" with respect to the negotiation and execution of this Agreement, and (iv) be reasonably satisfactory to SystemOne. Each condition set forth in clauses (ii) through (vi) of this paragraph is intended for the benefit of SystemOne and, as such, SystemOne may waive any of such conditions. The date of satisfaction or waiver of the conditions precedent set forth in the first sentence of this Section 4.1 is referred to herein as the "Effective Date"). Commencing on the Effective Date, this Agreement shall continue in full force and effect until the Termination Date which shall be the day immediately preceding the fifth year anniversary of the Effective Date (the "Initial Term") unless terminated earlier pursuant to
Section 4.2 below. This Agreement shall be automatically extended for two additional five (5) year terms following the Initial Term (each a "Renewal Term"



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and together with the Initial Term, the "Term") unless (a) either party hereto gives written notice to the other of an intent to terminate the Agreement not less than one hundred eighty (180) days prior to the end of the Initial Term or during the then current Renewal Term, as the case may be, (b) the Agreement is otherwise terminated in accordance with the provisions hereof, or (c) the parties fail to reach an agreement in writing as to Safety-Kleen's Minimum Purchase Commitments for each Contract Year during such Renewal Term prior to one hundred eighty (180) days before the date such Renewal Term would otherwise commence. Unless otherwise set forth herein, during any Renewal Term all terms of this Agreement shall remain in full force and effect.

                  4.2 (a) Notwithstanding anything in this Agreement to the contrary, Safety-Kleen may terminate the Initial Term effective on the second anniversary of the Effective Date by providing irrevocable written notice to SystemOne of such termination at any time prior to the 180th day before the second anniversary of the Effective Date.

                  (b) Either party hereto shall, in addition to all other rights and remedies it may have at law or equity, have the right to terminate this
Agreement:

                           (i) Upon SystemOne's failure to supply Equipment
(including all proprietary parts necessary to service the Equipment) for a 90 day period;

                           (ii) upon written notice given seven days after
written notice of any default in payment by the other party;

                           (iii) at any time by giving thirty (30) days prior
written notice to the other party if the other party has breached any of its material duties or obligations under this Agreement not covered in clause (i) or
(ii) above, provided that the non-defaulting party has previously requested the other in writing to immediately commence curing the breach and to either complete curing the same within twenty (20) business days or to pursue with due diligence the prompt curing of same if it cannot be cured within twenty (20) days, and, if the same is not then cured, then the non-defaulting party may, without prejudice to any other rights or remedies it may have, terminate this Agreement; or

                           (iv) immediately by either party if the other party,
pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal or state law for the relief of debtors ("Bankruptcy Law"):

                           (A)      commences a voluntary case,

                           (B) consents to the entry of an order for relief against it in an involuntary case,

                           (C) consents to the appointment of a custodian of it or for all or substantially all of its property,

                           (D) makes a general assignment for the benefit of its creditors,

                           (E) generally is not paying its debts as they become due; or

                           (F) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                                    (1)   is for relief against the other party
                                          in an involuntary case;

                                    (2)   appoints a custodian of the other
                                          party for all or substantially all of
                                          the property of the other party;
                                          or

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                                    (3)   orders the liquidation of the other
                                          party, and the order or decree remains
                                          unstayed and in effect for 60
                                          consecutive days (each of the
                                          foregoing, a "Bankruptcy Event");
                                          provided, however, that SystemOne's
                                          right to terminate this Agreement
                                          pursuant to this clause (iii) shall
                                          only apply to a Bankruptcy Event
                                          involving Safety-Kleen subsequent to
                                          Safety-Kleen's receipt of a discharge
                                          in Bankruptcy Case No. 00-2362.

                  (c) SystemOne shall have the right to terminate this Agreement at any time after December 15, 2000 if the Bankruptcy Court shall not have approved this Agreement and at any time after January 5, 2001 if the Effective Date shall not have occurred.

                  4.3 Upon termination of this Agreement, Safety-Kleen shall have the continuing right, on a non-exclusive basis, to sell, lease, rent and service any of its remaining inventory of the Equipment within the Territory.

         5.       REPRESENTATIONS, WARRANTIES AND COVENANTS

                  5.1 SystemOne represents, warrants and covenants to Safety-Kleen, effective as of the Effective Date and again as of the date of each shipment of Equipment purchased by Safety-Kleen as follows:

                  (a) SystemOne owns or has valid rights to use all valid and current patents for and other intellectual property related to the Equipment and its manufacture (the "Intellectual Property") and such property rights do not infringe on the intellectual property rights of any third party nor has SystemOne received any notice of any such infringement;

                  (b) SystemOne is entitled to enforcement of its patents against infringements thereon, including, but not limited to, enforcement against any third party manufacturing identical or other infringing equipment;

                  (c) that the Equipment purchased by Safety-Kleen will conform to SystemOne's performance criteria as set forth in SystemOne's User Manual attached as EXHIBIT A;

                  (d) that, SystemOne has the requisite skills and facilities to fill the Minimum Purchase Commitment for each of Contract Year 1 through Contract Year 5 in accordance with the terms of this Agreement;

                  (e) that SystemOne is duly organized and validly existing under the laws of the State of Florida, has all requisite power and authority to conduct its business as now and proposed to be conducted and to execute, deliver and perform it obligations under this Agreement; and that this Agreement has been duly authorized, executed and delivered and represents a valid and binding obligation enforceable against SystemOne in accordance with its terms;

                  (f) that SystemOne shall notify Safety-Kleen promptly upon becoming aware of any adverse information relating to the safety or effectiveness of the Equipment and make such changes to the design or manufacture of the Equipment necessary to ensure the safety and effectiveness of the Equipment; and



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                  (g) that upon delivery of the Equipment sold hereunder,
Safety-Kleen shall acquire good and marketable title thereto free of any liens, encumbrances or other security interests other than those which may apply to Safety-Kleen's assets.

                  5.2 Safety-Kleen represents, warrants and covenants to SystemOne, effective as of the Effective Date and again as of the date of each purchase of Equipment from SystemOne as follows:

                  (a) that Safety-Kleen has the requisite skills, facilities and personnel to market, promote and sell the Equipment in accordance with the terms and requirements of this Agreement;

                  (b) that Safety-Kleen is duly organized and validly existing under the laws of the State of Wisconsin, has all requisite power and authority to conduct its business as now and proposed to be conducted and to execute, deliver and perform it obligations under this Agreement; and that this Agreement has been duly authorized, executed and delivered and represents a valid and binding obligation enforceable against Safety-Kleen in accordance with its terms;

                  (c) that Safety-Kleen shall notify SystemOne promptly upon becoming aware of any adverse information relating to the safety or effectiveness of the Equipment; and

                  (d) other than as set forth in Section 8.3 hereof, that during the Term and for 18 months thereafter, Safety-Kleen shall not directly and personally solicit for employment any non-clerical employee of SystemOne or seek to induce any such employee to terminate such employee's employment with SystemOne, it being understood that the publication of employee wanted advertisements not directed to a particular person in media of general circulation shall not be considered a violation of this provision. Nothing in this provision shall prohibit Safety-Kleen from hiring any employee of SystemOne provided that the terms of this provision have been complied with.

                  5.3 Safety-Kleen agrees that each delivery of an Order to SystemOne shall constitute a representation and warranty as of the date of such Order that Safety-Kleen has the financial resources to pay for such Order. SystemOne agrees that upon receipt of an Order, unless written notice of an inability to supply the Equipment is provided to Safety-Kleen within three (3) business days after receipt such Order, such receipt shall constitute a representation and warranty as of the date of such receipt that SystemOne has the ability and resources to produce and supply the Equipment specified in such Order.

         6.       INTELLECTUAL PROPERTY

                  6.1 SystemOne shall defend, indemnify and hold harmless Safety-Kleen, its parent, subsidiaries and affiliate corporations, and its and their officers, directors, employees and agents, from and against any and all claims, liabilities, suits, proceedings, judgments, order, fines, penalties, damages, losses, costs and expenses, including reasonable fees of one counsel (for any particular claim or series of related claims) which it or they may hereafter incur, become responsible for or pay out as a result of a claim that



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the Equipment infringes any existing United States, Canada or Mexico patent or other Intellectual Property of a third party. Safety-Kleen shall give SystemOne prompt written notice of any such claim made against it whereupon SystemOne shall have the right to assume the defense of such claim with counsel reasonably satisfactory to Safety-Kleen and upon such assumption, SystemOne shall have no further obligation to indemnify Safety-Kleen for attorneys' fees in respect of such claim except to the extent that a conflict of interest between Safety-Kleen and SystemOne make it impractical for such counsel to defend both Safety-Kleen and SystemOne with respect to such claim. This provision shall survive termination of this Agreement.

                  6.2 Subject to the terms hereof and solely in connection with the performance of Safety-Kleen's obligations under this Agreement, SystemOne grants to Safety-Kleen, a revocable (upon termination of this Agreement), non-transferable (except by permitted assignment of this Agreement), non-sublicenseable, non-exclusive license ("Revocable License") to use the trademarks, trade names, trade dress and other designations of source or quality of SystemOne as identified on EXHIBIT B attached hereto. Safety-Kleen shall have no right to use any other trademarks, trade names or other intellectual property of SystemOne. Safety-Kleen acknowledges that SystemOne is the owner of all right title and interest in and to the Intellectual Property licensed hereunder and Safety-Kleen agrees not to adopt or use any of the Intellectual Property except as expressly provided in this Agreement. No use at any time shall be made by Safety-Kleen of any other marks or trade dress which infringes upon or copies in any part the Intellectual Property licensed hereunder. This provision shall survive termination of this Agreement. The Revocable License granted hereby shall be strictly limited to Safety-Kleen's activities in marketing, distributing and servicing the Equipment, either by sale, lease or rent to its customers, and shall survive termination or expiration of this Agreement to the extent that Safety-Kleen is continuing to sell, lease or service Equipment purchased hereunder. Safety-Kleen acknowledges that nothing in this Agreement gives it any right, title or interest in the technology, copyrights, trade secrets, patents, trademarks, trade names, trade dress and other property rights related to the Equipment and designations of source of quality, other than the Revocable License set forth in this Section 6.2 and the Termination License set forth in Section 6.5 below. All marketing or other material prepared by or for use by Safety-Kleen utilizing the name "SystemOne" shall bear a legend that:
"SystemOne is a registered trademark of SystemOne Technologies Inc." or other such legend reasonably requested by SystemOne. Except as set forth in this Agreement, upon expiration or termination of this Agreement, Safety-Kleen shall
(i) take all action necessary to transfer and assign to SystemOne, or its nominee, any right, title or interest in or to any of the Intellectual Property, and the goodwill related thereto, which Safety-Kleen may have acquired in any manner as a result of the marketing and distribution of Equipment under this Agreement and (ii) cease to use any Intellectual Property of SystemOne. Safety-Kleen and SystemOne each hereby agrees to notify the other promply upon having knowledge of any infringement or potential infringement of any Intellectual Property. Safety-Kleen shall not apply to register any of the Intellectual Property or any Intellectual Property confusingly similar thereto. Except as permitted by this Agreement, Safety-Kleen shall not use or contest, or assist others to use or contest, during or after the Term, any trademark, name, mark or designation owned by SystemOne anywhere in the world (or any name, mark or designation similar thereto) and shall cooperate with SystemOne in its efforts to register the Intellectual Property. Except as provided in Section 6.5 hereof, Safety-Kleen acknowledges and agrees its use of the Intellectual Property shall not create in it any equitable or other interest in the Intellectual Property.




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                  6.3 SystemOne shall affix to Equipment such logos,
instructional, safety and warning labels and other information as Safety-Kleen may request and, without Safety-Kleen's consent, shall not affix SystemOne's logos or other labels. Safety-Kleen shall have the right to specify a paint scheme for units of Equipment, not to exceed two colors and subject to appropriate price adjustments if the paint colors or quality shall exceed the cost of SystemOne's current paint scheme.

                  6.4 During the Term, Safety-Kleen, including its affiliates, employees, officers, contractors, or agents, agrees: (i) not to decompile and/or reverse engineer the Equipment or any component thereof; (ii) not to directly or indirectly apply for or attempt to acquire any rights, patents or copyrights relating to the Equipment or any component thereof; and (iii) that none of them has any rights or interest with respect to the technology, copyrights, trade secrets and patents and other property rights relating to the Equipment, including all materials, combinations, processes, equipment design concepts, documents, data and information incorporating, based upon, or derived from the foregoing. Safety-Kleen shall not make any improvements, enhancements or modifications to the Equipment without SystemOne's prior written approval.

                  6.5 SystemOne hereby grants to Safety-Kleen a non-exclusive license for use of and access to all Intellectual Property and other know-how necessary for the manufacture, use, sale, lease, rent and service of the Equipment and any proprietary parts necessary to service the Equipment within the Territory; provided, however, that Safety-Kleen shall not exercise any rights under such license unless (i) Safety-Kleen shall have paid all amounts due and owing to SystemOne and is not in breach of any of its other obligations under this Agreement, (ii) Safety-Kleen shall have terminated this Agreement pursuant to Section 4.2(b)(i), (iii) or (iv) hereof, (iii) SystemOne is then unable or unwilling to manufacture or otherwise provide the Equipment or any proprietary parts necessary to service the Equipment for or to Safety-Kleen and
(iv) Safety-Kleen provides to SystemOne a written notice (the "Commencement Notice") of its determination to exercise such rights (such license being referred to herein as the "Termination License"). The Termination License shall continue until the later of (x) the first anniversary of the date that the Commencement Notice is received by SystemOne and (y) the next succeeding Termination Date that would have occurred had this Agreement not been so terminated and shall be renewable for Renewal Terms subject to notice of non-renewal as set forth in Section 4.1 hereof, MUTATIS mutandis. In consideration of the Termination License, Safety-Kleen shall, commencing 45 days after manufacture of Equipment commences pursuant to the Termination License, pay to SystemOne a license fee upon each unit of Equipment manufactured by or on behalf of Safety-Kleen under the Termination License in an amount (to be determined by good faith negotiation not later than 30 days after such commencement of manufacturing) which when added to the costs of substituted manufacture will not cause a reduction in the average gross selling margins obtained by Safety-Kleen from sales of the Equipment during the six months prior to such termination. The Termination License shall be assignable to an extent necessary for a third party manufacturer to produce the Equipment and any proprietary parts necessary to service the Equipment exclusively for Safety-Kleen. SystemOne covenants that it will use its reasonable best efforts to obtain any required court approval of such license. This Section 6.5 shall survive any termination of this Agreement.



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         7.       WARRANTY AND SERVICE MATTERS

                  7.1 All units of the Equipment sold hereunder (including Demo Units but excluding Rental Units) are warranted by SystemOne to be materially free of defects (the "Parts Warranty") in parts for three (3) years commencing on the date of shipment to Safety-Kleen ("Warranty Period"). During the Warranty Period, SystemOne will replace any defective part free of charge.

                  7.2 Except as set forth in Section 7.1, Safety-Kleen shall be responsible for all labor and other costs necessary to service or repair any unit of Equipment sold hereunder. For each warranty replacement part supplied by SystemOne, Safety-Kleen shall return to SystemOne the defective part replaced. The cost of such warranty replacement parts, including the associated delivery charges, shall be borne by SystemOne unless such parts require replacement as a result of loss, theft, damage or misuse of the Equipment or in the event that Safety-Kleen fails to return the part replaced.

                  7.3 Limited Warranty: SystemOne shall not be responsible under this limited Parts Warranty for damages resulting from (i) failure to follow SystemOne's installation, operation, or maintenance instructions set forth in the User Manual; (ii) unauthorized system modification or alteration; (iii) accident, abuse, misuse or negligent acts or omissions of the customer or persons under the customer's control; or (iv) acts of third parties and acts of God. THERE ARE NO EXPRESS WARRANTIES, WHETHER WRITTEN OR ORAL, OTHER THAN THE WARRANTY SET FORTH IN SECTION 7.1 ABOVE. ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY DISCLAIMED. Subject to SystemOne's obligations set forth in Sections 6.1 and 10 hereof: (a) the liability of SystemOne and its affiliates and suppliers for any claims, losses, damages or expenses from any cause whatsoever (including acts or omissions of third parties), regardless of the form of action, whether in contract, tort or otherwise, shall not exceed the lesser of (i) the direct damages proven and (ii) the repair or replacement cost, lease payoff or purchase price, as the case may be, of the Equipment that directly gives rise to the claim; (b) SystemOne shall not be responsible for any incidental, special, punitive, exemplary, reliance, consequential (including, but not limited to, lost profits or lost revenues) or indirect loss or damage incurred in connection with the Equipment to the full extent those damages as permitted by law to be disclaimed; (c) for personal injury caused by SystemOne's negligence, SystemOne's negligence shall be limited to proven damages to the person; and (d) no action or proceeding against SystemOne or its affiliates or suppliers may be commenced more than twelve (12) months after the cause of action accrues.

                  7.4 Safety-Kleen shall be responsible, at its sole cost and expense, for providing all repairs (excluding the cost of replacement parts covered under the Parts Warranty as described in Section 7.1 hereof), service and maintenance for the Equipment as well as the supply and composition of cleaning solvents utilized within the Equipment. All replacement parts not covered by the Parts Warranty shall be supplied to Safety-Kleen at a price equal to 135% of the Manufacturing Cost (as defined in Schedule 2) thereof.

                  7.5 (a) With respect to each unit of Equipment sold by SystemOne prior to the Effective Date but still covered by SystemOne's original manufacturer's warranty (the "Original Warranty") (a "Prior Unit"), Safety-Kleen shall use its commercially reasonable efforts to sell to the owners of such

Prior Unit a service contract with Safety-Kleen covering the repair and service of such Prior Unit (a "COM Agreement"). Safety-Kleen shall be solely responsible for providing any repair or service in respect of any Prior Unit covered by a COM Agreement; provided, however, that so long as a Prior Unit is covered by the Original Warranty, SystemOne shall, at its own cost, provide to Safety-Kleen a replacement, for, any defective part covered by such warranty. Safety-Kleen shall provide SystemOne with a monthly report of all Prior Units as to which a COM Agreement has been entered into, including the name of the owner thereof and the serial numbers of the Prior Units covered thereby. In the event that SystemOne receives requests for service with respect to a Prior Unit, SystemOne shall inform the owner of the availability of a COM Agreement and refer the owner of such Prior Unit to Safety-Kleen.

                  (b) To the extent a Prior Unit is not covered by a COM Agreement as contemplated above or is a Rental Unit that has not been purchased by Safety-Kleen (each, an "Uncovered Prior Unit"), Safety-Kleen shall refer all requests for repairs to SystemOne. Upon SystemOne's request, Safety-Kleen shall provide all resources necessary to repair Uncovered Prior Units at a cost to SystemOne of $50.00 per Repair Call (as defined below); provided, however, that SystemOne shall not be required to pay for any Repair Call not requested or authorized in advance by a service representative of SystemOne designated to Safety-Kleen (a "Service Representative"). If a Prior Unit is covered by the Original Warranty or is such a Rental Unit, SystemOne shall, at its own cost, repair or, at its option, provide to Safety-Kleen a replacement, for, any defective part covered by such warranty. For purposes hereof, a "Repair Call" shall mean the number of visits to a Prior Unit or a Rental Unit necessary to repair the malfunction of such unit.

                  7.6 With respect to Rental Units purchased by Safety-Kleen, Safety-Kleen shall, at its expense, so long as such Rental Unit remains in service, provide all repair and normal service as provided in the related rental contracts.

                  7.7 All fees for Repair Calls shall be invoiced monthly by Safety-Kleen and shall be payable within 30 days thereafter.

                  7.8 In effecting repairs and service, Safety-Kleen shall comply with SystemOne's training and repair procedures set forth in its Service Manual attached as Exhibit A hereto.

                  7.9 Safety-Kleen shall be responsible for all on-going training for sales and service of the Equipment provided that SystemOne shall provide technical support as may be reasonably requested by Safety-Kleen so long as the cost of such technical support is included in Allocable General and Administrative Cost (as defined in Schedule 2), it being understood that SystemOne shall not be required to maintain more than six full time equivalent employees for such purpose.

                  7.10 In the event that Safety-Kleen desires to provide a cleaning solvent other than "Safety-Kleen Recycled 150 Flash Solvent" or one set forth in the User Manual, Safety-Kleen shall submit such solvent to SystemOne for appropriate testing and its approval. SystemOne shall test and reject or approve such solvent as soon as practicable but in any event not more than six months after submission by Safety-Kleen.

         8.       TRANSITION MATTERS

                  8.1 SystemOne shall provide necessary initial training to Safety-Kleen personnel for sales and service of the Equipment to consist of 30 full-time equivalent field service representatives designated by Safety-Kleen and all necessary transportation for a period of not more than 75 days. Safety-Kleen shall have the option to extend such personnel for an additional 30 days provided that the full cost of such personnel, including without limitation, the salaries, benefits and reasonable travel expenses thereof shall be paid by Safety-Kleen upon submission by SystemOne of invoices therefor.

                  8.2 SystemOne, at its sole expense, will close all of its existing sales and service centers.

                  8.3 Safety-Kleen will agree to supply SystemOne with a list of open personnel positions and shall use its commercially reasonable efforts to interview terminated SystemOne employees for possible employment with Safety-Kleen or affiliates thereof.

         9.       INSURANCE

                  Without limiting, negating or reducing SystemOne's undertaking to indemnify, defend and hold harmless Safety-Kleen as set forth in Section 10 of this Agreement, during the Term, SystemOne shall obtain and continue in full force and effect throughout the term of this Agreement general liability insurance, including products liability, in an amount of $5.0 million per occurrence. The required insurance coverage shall be maintained with an insurance company qualified to provide coverage where business is conducted pursuant to this Agreement. SystemOne shall provide Safety-Kleen with thirty
(30) days prior written notice of any change, modification or termination in or of such insurance coverage. On or prior to the Effective Date, SystemOne shall provide Safety-Kleen with an insurance certificate evidencing the required coverage and naming Safety-Kleen as an additional insured.

         10.      INDEMNITY

                  10.1 SystemOne shall indemnify, defend and hold harmless Safety-Kleen, its parent, subsidiaries and affiliates, and its and their officers, directors, shareholders, employees, representatives and agents, from and against any and all claims, liabilities, suits, proceedings, judgments, orders, fines, penalties, damages, costs, and expenses, including but not limited to reasonable attorney fees and other expenses of litigation, which it or they may hereafter incur, become responsible for or pay out as a result of death or bodily injuries to any person, destruction or damage to any property or contamination of or adverse effects on the environment, arising out of or resulting from any defect in the design and manufacture of the Equipment or replacement parts provided hereunder, or any material breach of this Agreement by SystemOne except to the extent that such claims, liabilities, suits, proceedings, judgments, orders, fines, penalties, damages, costs and expenses are caused by or result from the fault or negligent act or failure to act of Safety-Kleen.

                  10.2 Safety-Kleen shall indemnify, defend and hold harmless SystemOne, its parent, subsidiaries and affiliates, and its and their officers, directors, shareholders, employees, representatives and agents, from and against any and all claims, liabilities, suits, proceedings, judgments, orders, fines, penalties, damages, costs, and expenses, including but not limited to reasonable attorney fees and other expenses of litigation, which it or they may hereafter incur, become responsible for or pay out as a result of death or bodily injuries to any person, destruction or any damage to any property or contamination of or adverse effect on the environment, arising out of or resulting from any fault or negligent act or omission of Safety-Kleen, including, without limitation, any sale or distribution of solvents by Safety-Kleen for use in the Equipment not approved for use in the Equipment by SystemOne, or any material breach of this Agreement by Safety-Kleen, except to the extent that such claims, liabilities, suits, proceedings, judgments, orders, fines, penalties, damages, costs and expenses are caused by or result from the fault or negligent act or failure to act of SystemOne.

         11.      INDEPENDENT CONTRACTOR

         The parties acknowledge and agree that the relationship hereby established between SystemOne and Safety-Kleen is solely that of independent contractors, each engaged in the operation of its own respective business and in the performance of its obligations under this Agreement. The provisions of this Agreement shall not be construed as authorizing or reserving to either party any right to exercise any control or direction over the operations, activities, employees and agents of the other in connection with this Agreement, it being understood and agreed that the entire control and direction of such operations, activities, employees and agents shall remain with such party. Neither party to this Agreement shall have the authority to employ any person as agent or employee for or on behalf of the other party to this Agreement for any purpose, and neither party to this Agreement, nor any person performing any duties under or engaging in any work at the request of such party, shall be deemed to be an employee or agent of the other party to this Agreement. Neither party has any authority to enter into any contract, assume any obligations, or make any warranties or representations on behalf of the other party. Nothing in this Agreement shall be construed to establish a partnership or joint venture relationship between the parties.

         12.      ASSIGNMENT

         This Agreement shall not be assigned nor can the performance of any duties be delegated by any party without the prior written consent of the other party, except that either party may effect an assignment of this Agreement to a direct or indirect parent or a direct or indirect wholly-owned subsidiary of it or such parent upon prior written notice to the other party, or to a successor to the Safety-Kleen parts washer business as part of such successor's acquisition of all or substantially all of the assets of such business whether by merger or other business combination transaction, provided that (i) the assignee's or successor's financial strength is not materially less than that of the assignor and the other party approves of the assignment, such approval not to be unreasonably withheld or (ii) such merger or other business combination transaction is consummated pursuant to a plan of reorganization for Safety-Kleen in its case pending on the date hereof under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Case").

         13.      MISCELLANEOUS

                  13.1 This Agreement, the letter agreement dated December 1, 2000, and the other agreements contemplated hereby constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement; and all prior agreements, negotiations, dealings and understandings, whether written or oral, regarding the subject matter hereof, to the extent any portion thereof survives, are superseded by this Agreement and such contemplated agreements. Additionally, any terms and/or conditions contained in any purchase order, oral or written, or in SystemOne's standard warranty policy, inconsistent with any terms and/or conditions set forth herein shall be of no force and effect unless consented to in writing by the party to be charged.

                  13.2 No conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of any forms containing terms or conditions at variances with or in addition to those set forth in this Agreement. This Agreement may be amended only by a written agreement executed by the parties hereto.

                  13.3 No waiver by either party with respect to any breach or default or of any right or remedy and no course of dealing or performance shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound.

                  13.4 Section headings as to the contents of particular sections are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular sections to which they refer.

                  13.5 In the event any term or provision of this Agreement, or any portion thereof, or any application of any term or provision shall be invalid or unenforceable, the remainder of this Agreement or any other application of such term or provision shall not be affected thereby.

                  13.6 All rights conferred by this Agreement shall be binding upon, inure to the benefit of, and be enforceable against the respective permitted successors and assigns of the parties hereto including, but not limited to, any trustee or other responsible officer or estate representative appointed for a party in a case under any chapter of the United States Bankruptcy Code.

                  13.7 All notices, requests, approvals and other communications required or permitted under this Agreement shall be in writing and shall be given by: (i) facsimile transmission (to be confirmed by the means set forth in the following clause (ii)); or (ii) nationally recognized overnight courier (with confirmation of delivery) to the appropriate party to the following addresses or to such other addresses as the respective party hereto may hereafter designate to such effect by notice to the other party:

         SYSTEMONE:       SystemOne Technologies Inc.
         ---------
                          8305 N.W. 27th Street, Suite 107,
                          Miami, Florida  33122
                          Attn:  Paul I. Mansur, Chief Executive Officer
                          Fax No.:  (305) 593-8018

         SAFETY-KLEEN:    Safety-Kleen Corp.
         ------------
                          1301 Gervais Street, Suite 300
                          Columbia, South Carolina  29201
                          Attn:  David E. Thomas, Jr., Chief Executive Officer
                          Fax No.:  (803) 933-4292

                          Copy to:  General Counsel
                          Fax No.:  (803) 933-4303

Such notices and communications shall be effective: (i) if given by facsimile transmission, when sent addressed as set forth above and transmission is confirmed; or (ii) if by overnight courier, two business days after deposit therewith.

                  13.8 This Agreement may be executed in identical duplicate copies. The parties agree to execute at least two identical original copies of this Agreement. Each identical counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  13.9 (a) Except as required by law or judicial process, any Confidential Information (as defined below), whether oral or written, disclosed or given to or discussed with SystemOne by Safety-Kleen will not be disclosed to any person or entity, in any way or form, unless approved by Safety-Kleen prior to such disclosure by SystemOne; provided, however, that SystemOne shall be entitled to disclose such Confidential Information to its directors, employees, agents, counsel, accountants, sources of financing or other representatives (collectively, "Representatives") with a need to know such Confidential Information in connection with the performance or administration of this Agreement provided that such Representatives agree to the requirements to maintain the confidentiality of such Confidential Information in accordance with this Section 13.9.

                  (b) Except as required by law or judicial process, any Confidential Information, whether oral or written, disclosed or given to or discussed with Safety-Kleen by SystemOne will not be disclosed to any person or entity, in any way or form, unless approved by SystemOne prior to such disclosure by Safety-Kleen; provided, however, that Safety-Kleen shall be entitled to disclose such Confidential Information to its Representatives with a need to know such Confidential Information in connection with the performance or administration of this Agreement provided that such Representatives are advised of the requirements to maintain the confidentiality of such Confidential Information in accordance with this Section 13.9.

                  (c) For purposes of this Section 13.9, Confidential Information of a party means information of that party which is marked or otherwise identified as being confidential; provided, however, that Confidential Information shall not include (i) information that is publicly available without a breach hereof; (ii) information which was already in the receiving party's possession prior to the date hereof other than such information which is subject to a prior confidentiality agreement; (iii) information received from a third party on a non-confidential basis provided that such third party is not in breach of any obligation of confidentiality; and (iv) information independently developed by such party not having had access to such Confidential Information. Each party shall be responsible for any breach by its Representatives of this
Section 13.9.

                  (d) In the event that a party is requested pursuant to, or required by, applicable law, rule or regulation or by legal process to disclose any Confidential Information of the other party, such party agrees to immediately provide the other party with notice of such request to enable the other party to seek an appropriate protective order. In the event such protective order or other remedy is not obtained, the parties agree to furnish only that portion of the Confidential Information which in the opinion of counsel is legally compelled to be disclosed and to use their reasonable best efforts to obtain assurance that if possible, confidential treatment will be accorded such Confidential Information. Nothing contained herein shall prohibit a party from disclosing this Agreement as may be required by law or regulation or as may be necessary to obtain any consent orapproval required for the performance of this Agreement by such party. Prior to issuing any press release with respect to this Agreement, a party desiring to make such press release shall to the extent reasonably practicable, consult with the other party regarding the contents of such press release. Notwithstanding Section 16 hereof, each party may enforce this Section 13.9 against the other through appropriate court proceedings seeking injunctive or other equitable relief.

         14.      FORCE MAJEURE

         Notwithstanding anything contained herein to the contrary, neither party will be liable in any way as a result of its failure to fulfill any term of this Agreement, when such failure is due to an act of God, act or request of governmental authority, war, riot, any voluntary or involuntary shutdown or curtailment of or interference with, its facilities, incident to any labor controversy or failure of any customary source of supplies which may directly or indirectly affect the obligations arising hereunder for such party or to any cause beyond its control, nor shall any such failure constitute a basis to terminate this Agreement. This clause shall not apply to payment obligations.

         15.      WARRANTS

         As a condition precedent to the effectiveness of this Agreement, not later than the Effective Date, SystemOne shall execute and deliver to Safety-Kleen a warrant in the form of Exhibit C attached hereto.

         16.      DISPUTE RESOLUTION

         Except as set forth in Schedule 2 attached hereto, if the parties should have a material dispute arising out of or relating to this Agreement or the parties' respective rights and duties hereunder, then the parties will resolve such dispute in the following manner: (i) any party may at any time deliver to the others a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section 16; (ii) during the twenty (20) day period following the delivery of the notice described in Section 16(i) above, appropriate representatives of the various parties will meet and seek to resolve the disputed issue through negotiation, (iii) if representatives of the parties are unable to resolve the disputed issue through negotiation, then within ten

(10) days after the period described in Section 16(ii) above, the parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in Miami, Florida in accordance with the then existing rules for expedited arbitration (the "Rules") of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any controversy shall be the law of the State of New York, regardless of principles of conflicts of laws. In any arbitration pursuant to this Agreement, the award or decision shall be rendered by a majority of the members of a Board of Arbitration consisting of three (3) members, one of whom shall be appointed by each of the respective parties and the third of whom shall be the chairman of the panel and be appointed by mutual agreement of said two party-appointed arbitrators. In the event of failure of said two arbitrators to agree within twenty (20) days after the commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with the Rules. In the event that either party shall fail to appoint an arbitrator within ten (10) days after the commencement of the arbitration proceedings, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with the Rules. Nothing set forth above shall be interpreted to prevent the parties from agreeing in writing to submit any dispute to a single arbitrator in lieu of a three (3) member Board of Arbitration. Upon the completion of the selection of the Board of Arbitration (or if the parties agree otherwise in writing, a single arbitrator), an award or decision shall be rendered within no more than thirty
(30) days. Notwithstanding the foregoing, the request by either party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated only by the courts of the State of Florida or the U.S. District Court for the Southern District of Florida or the courts of the State of South Carolina or the U.S. District Court for the District of South Carolina, the forum to be selected by the party seeking such relief. So long as the Bankruptcy Case is pending, counsel for the Steering Committee of Safety-Kleen's Pre-petition Lenders and counsel for the Official Committee of Unsecured Creditors appointed in the Bankruptcy Case shall be entitled to receive notice of, be present at and participate in any arbitration or judicial proceeding brought pursuant to this Section 16. Subject to the rights of termination set forth herein, neither party shall fail to perform its obligations hereunder by reason of the fact that any such dispute shall be pending.

         17.      NON COMPETITION AGREEMENTS

         As a condition precedent to the effectiveness of this Agreement, not later than the Effective Date, each of Paul Mansur and Pierre Mansur shall execute and deliver to Safety-Kleen a Noncompetition Agreement in the form of Exhibit D attached hereto.

         18.      APPLICABLE LAW AND JURISDICTION

         This Agreement, all questions relating to its validity, interpretation, performance and enforcement and all sales hereunder shall be governed by and construed in accordance with the laws of the State of New York, notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                      SYSTEMONE TECHNOLOGIES INC.

                                      By:  /s/ PAUL I. MANSUR
                                           --------------------------------
                                           Name:  Paul I. Mansur
                                           Title:  Chief Executive Officer



                                      SAFETY-KLEEN SYSTEMS, INC.

                                      By:  /s/ LARRY W. SINGLETON
                                           --------------------------------
                                           Name:  Larry W. Singleton
                                           Title:  C.F.O.